UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-A/A
(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
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General Maritime Corporation
(Exact Name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands                                               06-159-7083
(State of Incorporation or Organization)                                    (I.R.S. Employer Identification No.)

                299 Park Avenue
                   Second Floor
              New York, New York                                                                   10171
           (Address of Principal Executive Offices)                                                          (Zip Code)
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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

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Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Series A Junior Participating Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
_________________________________________
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 5, 2005 (the “Original Form 8-A”) by General Maritime Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), relating to the rights distributed to the shareholders of the Company (the “Rights”) in connection with the Rights Agreement, dated as of December 5, 2005 (the “Original Rights Agreement”), by and between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”). Subject to the amendments described below, a summary description of the Rights was previously disclosed in Item 1 of the Original Form 8-A, which is incorporated herein by reference.

The Company and the Rights Agent entered into an Amended and Restated Rights Agreement, dated as of August 31, 2006 (the “Amended and Restated Rights Agreement”). Terms not otherwise defined herein have the meaning ascribed to them in the Amended and Restated Rights Agreement. The amendments to the Original Rights Agreement include changing the Expiration Date from December 5, 2015 to December 5, 2010 and clarifications to the definitions of Acquiring Person, Institutional Investor and Outstanding Common Stock.

The foregoing description of the Amended and Restated Rights Agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the Amended and Restated Rights Agreement. A copy of the Amended and Restated Rights Agreement is filed herewith as Exhibit 3 and is incorporated herein by reference.

Item 2. Exhibits.

The following exhibit is hereby filed as part of this Form 8-A/A:

3. Amended and Restated Rights Agreement, dated as of August 31, 2006, between General Maritime Corporation and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the Form of Rights Certificates and as Exhibit C thereto a Summary of Rights to Purchase Preferred Stock.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                GENERAL MARITIME CORPORATION

                By:  /s/ Peter C. Georgiopoulos
                        Peter C. Georgiopoulos
                    Chairman of the Board and Chief Executive
                    Officer

Date: September 7, 2006

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